Exhibit 10.1

Execution Version

STOCKHOLDERS AGREEMENT

by and among

BOSTON OMAHA CORPORATION

And

BOULDERADO BOC, LP

MAGNOLIA BOC I, LP

Dated as of May 15, 2018

THIS AGREEMENT, dated as of May 15, 2018 (this “Agreement”), is entered into by and among Boston Omaha Corporation, a Delaware corporation (the “Company”), and the Stockholders set forth on Exhibit A attached hereto (the “Stockholders”).

ARTICLE I
DEFINITIONS

Section 1.01     Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Stockholder or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Omaha, Nebraska are authorized or required by law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company, or any shares of Capital Stock of the Company resulting from any change or reclassification of the Class A Common Stock or Class B Common Stock.

“Company Charter Documents” means the Company’s charter and bylaws, as in effect on the date hereof.

“Company Controller” means each of Alex B. Rozek and Adam K. Peterson.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Independent Directors” means the directors of the Company who are “independent” for purposes of applicable NASDAQ rules and who have been determined by such directors to be independent for purposes of Delaware law.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued to the Stockholders in connection with the Transaction.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (a) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (b) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i)  the redemption or other acquisition of Common Stock by the Company or (ii) the transfer (other than by a Stockholder) of any limited partnership interests or other equity interests in a Stockholder (or any direct or indirect parent entity of such Stockholder) (provided that if any transferor or transferee referred to in this clause (ii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

“Transaction” means the Company’s issuance of up to 6,437,768 shares of Class A Common Stock to the Stockholders and Magnolia BOC II, LP pursuant to a purchase agreement among the Company and the Stockholders dated February 22, 2018.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Stockholder as of the date hereof that:

Section 2.01     Organization; Standing.

(a)     The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted.

Section 2.02     Authority; Noncontravention.

(a)     The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)     Neither the execution and delivery of this Agreement by the Company, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) violate any law or judgment applicable to the Company or any of its Subsidiaries or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to the Company, as of the date hereof that:

Section 3.01     Organization; Standing. Each Stockholder is the type of entity set forth on the signature pages hereto, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and each Stockholder has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 3.02     Authority; Noncontravention. Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each Stockholder of this Agreement have been duly authorized and approved by all necessary action on the part of such Stockholder, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by each Stockholder and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement by any Stockholder, nor performance or compliance by any Stockholder with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of such Stockholder or (ii) (x) violate any law or judgment applicable to such Stockholder or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any contract to which such Stockholder or any of its Subsidiaries is a party or accelerate such Stockholder’s or any of its Subsidiaries’, if applicable, obligations under any such contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 3.03     Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.01     Voting. The Stockholders agree that, without the prior approval of the Independent Directors, the Stockholders will not, directly or indirectly, and will cause their Affiliates not to, vote the Shares (or cause the Shares to be voted) in favor of any transaction that would result in the Stockholders or their Affiliates beneficially owning all or substantially all of the Common Stock of the Company.

Section 4.02     Transfer Restrictions.

(a)     Except in strict accordance with Section 4.02(b), no Stockholder will directly or indirectly (without the approval of the Independent Directors) Transfer, in one or more related transactions, any Shares to any single Person or any “group” (as defined in Section 13(d)(3) of the Exchange Act) of Persons who such Stockholder knows, or would know after reasonable inquiry, is a Company Controller or an Affiliate of a Company Controller.

(b)     Notwithstanding Section 4.02(a), a Stockholder may Transfer, by way of a distribution in-kind or otherwise, the Shares to its partners without the consent of the Independent Directors; provided that upon the consummation of such Transfer, any Shares so Transferred to Persons who are a Company Controller or an Affiliate of a Company Controller shall remain subject to the terms and conditions of this Agreement, and any Shares so Transferred to Persons who are not a Company Controller or an Affiliate of a Company Controller will no longer be subject to the terms and conditions of this Agreement and the restrictive legend provided in Section 4.03 of this Agreement shall be removed from the certificate representing the Shares.

(c)     Any attempted Transfer in violation of this Section 4.02 shall be null and void ab initio.

Section 4.03     Legend.

All certificates or other instruments representing the shares of Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO STANDSTILL, TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF MAY 15, 2018, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

ARTICLE V
TERMINATION; SURVIVAL

Section 5.01     Termination. This Agreement shall automatically terminate on the three-year anniversary of the date hereof. This Agreement may be earlier terminated by the mutual written consent of the Company (following approval by the Independent Directors) and the Stockholders.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto; provided, that no amendment or supplement by the Company shall be effective without the prior approval of the Independent Directors.

Section 6.02     Extension of Time, Waiver, Etc. The Company and the Stockholders may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions; provided, that no waiver by the Company shall be effective without the prior approval of the Independent Directors. Notwithstanding the foregoing, no failure or delay by the Company or the Stockholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.03     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.04     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.05     Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a)     This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)     No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 6.06     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)     All actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 6.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.09 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 6.07     Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that Section 4.01 or Section 4.02 are not performed in accordance with their specific terms or are otherwise breached. The Stockholders acknowledge and agree that (a) the Company shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of Section 4.01 and Section 4.02 and to enforce specifically the terms and provisions thereof in the courts described in Section 6.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) this right of specific enforcement is an integral part of the Agreement and without that right, the Company would not have entered into this Agreement. The Stockholders agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Stockholders acknowledge and agree that the Company shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of Section 4.01 or Section 4.02 and to enforce specifically the terms and provisions thereof.

Section 6.08     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.08.

Section 6.09     Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)          If to the Company, to it at:

Boston Omaha Corporation

1411 Harney Street, Suite 200

Omaha, Nebraska 68102

Attention: Alex B. Rozek and Adam K. Peterson

Co-Chief Executive Officers

with a copy (which shall not constitute notice) to:

Gennari Aronson, LLP

300 First Avenue, Suite 102

Needham, Massachusetts 02494

Attention: Neil H. Aronson, Esquire

(b)         If to the Stockholders at:

Boulderado BOC, LP

Attn: Boulderado Group LLC

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

and

Magnolia BOC I, LP

Attn: The Magnolia Group, LLC

1411 Harney St., Suite 200

Omaha, Nebraska 68102

with a copy (which shall not constitute notice) to:

Koley Jessen P.C., L.L.O.

1125 S. 103rd Street, Suite 800

Omaha, Nebraska 68124

Attn: Daniel McMahon

or such other address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof.

Section 6.10     Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 6.11     Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.12     Independent Directors. Any reference in this agreement to the approval or authorization of the Independent Directors shall require the approval or authorization of a majority of the Independent Directors.

Section 6.13     Interpretation.

(a)     When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BOSTON OMAHA CORPORATION

By:_/s/ Brad Briner
Name: Brad Briner

Title: Audit Committee Chair

BOULDERADO BOC, LP By: Boulderado Group, LLC, its general partner

By: /s/ Alex B. Rozek
Name: Alex B. Rozek
Title: Manager

MAGNOLIA BOC I, LP By: The Magnolia Group, LLC, its general partner

By: /s/ Adam K. Peterson
Name: Adam K. Peterson
Title: Managing Member

[Signature Page to Stockholder Agreement]

EXHIBIT A

Stockholders

●	Boulderado BOC, LP

●	Magnolia BOC I, LP